EXHIBIT 10.14

May 15, 2018
Jeanna Steele
Re: Promotion to General Counsel
Dear Jeanna,
I am pleased to inform you that you have been promoted to General Counsel effective May 18, 2018 reporting directly to Bob Komin. The compensation terms of the promotion are outlined below:
Base Salary and Incentive Target
Your new base salary will be $285,000 and your new incentive target will be 50% of your base salary. Your new base salary and bonus target will be effective as of May 18, 2018.
Promotion Stock Grant
In addition, in connection with this promotion we will recommend to the Board of Directors that you be granted 23,000 restricted stock units (“RSUs”). The units will vest over four years, commencing on the day the Board of Directors approves your grant (the “Vesting Commencement Date”), with twenty-five percent (25%) of such units vesting on the one-year anniversary of your Vesting Commencement Date, and the remaining units vesting in equal quarterly installments thereafter (e.g., on the three month anniversary of your Vesting Commencement Date), contingent upon your continuous employment at the Company through each such date. The RSUs will be subject to the terms and conditions applicable to RSUs awarded under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), as described in the 2015 Plan and the applicable 2015 RSU Award Agreement.
In addition, the Company will recommend to the Board of Directors that you be granted options (“the Option”) to purchase 47,000 shares of Sunrun common stock. The shares subject to the Option will vest over four years, commencing on the day the Board of Directors approves your grant (the “Vesting Commencement Date”), with twenty-five percent (25%) of such shares vesting on the one-year anniversary of your Vesting Commencement Date, and the remaining shares vesting in equal monthly installments thereafter contingent upon your continuous employment at the Company through each such date. The shares subject to the Option will be subject to the terms and conditions applicable to shares awarded under the Company’s 2015 Equity Incentive Plan, as described In the 2015 Plan and the applicable 2015 Option Award Agreement.

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Freedom Plan and Other Benefits
There are no changes to your participation in the Freedom Plan for paid time off, or any other Company provided benefits.
Key Employee Change in Control and Severance Plan
You are eligible to participate in the Key Employee Change in Control and Severance Plan (“the Plan”). The Plan and your Participant Agreement will be provided to you separately. This plan was previously disclosed in the 2018 Proxy Statement.
Other Terms and Matters
You are otherwise bounds by the terms and conditions of the Company’s Confidentiality, Inventions Assignment, and Arbitration Agreement, Sunrun’s employment policies including but not limited to our Insider Trading, No-Hedging, and Whistleblower policies. This promotion is in no way a guarantee of continuous employment and your employment remains “at will” at all times.
Please sign this letter, and return it to me by May 18, 2018. Congratulations on your promotion, and we look forward to seeing your continued success at Sunrun.

/s/ Chad Herring Chad Herring Vice President, Talent
/s/ Jeanna Steele Jeanna Steele General Counsel

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